EXHIBIT 99.1

Skyworks Media Relations:	Skyworks Investor Relations:
Lisa Briggs (949) 231-4553	Thomas Schiller (949) 231-4700

Skyworks Achieves Third Quarter Fiscal 2003 Guidance
and Maintains Operating Profitability

Establishes Credit Facility for Access to an Additional $50 million

WOBURN, Mass., July 23, 2003 – Skyworks Solutions, Inc. (Nasdaq: SWKS), the industry’s leading wireless semiconductor company focused on radio frequency (RF) and complete cellular system solutions for mobile communications applications, today announced revenues of $150.2 million for the third fiscal quarter ended June 27, 2003, up 10 percent versus combined company revenues of $137.0 million in the same period last year and compared to $157.4 million in the second fiscal quarter.

        Pro forma operating income, which excludes amortization of intangible assets, costs to implement consolidations and one-time items, for the third quarter was $0.2 million versus combined company losses of $19.0 million in the same period last year and $4.0 million of pro forma operating income last quarter. Third quarter fiscal 2003 pro forma net loss per share was $0.03 and ahead of First Call consensus estimates.

        On a GAAP basis, operating loss for the third fiscal quarter was $1.1 million as compared to an operating loss of $205.9 million in the year ago period and versus $0.9 million of loss last quarter. Third quarter fiscal 2003 GAAP net loss per share was $0.04.

        “The Skyworks team once again delivered to guidance in spite of a wireless market environment impacted by CDMA challenges in Asia and the economic disruption from SARS in China. Our relative strength is being driven by the ramp of new design wins, especially within our direct conversion transceiver and cellular systems product areas as handset OEMs, ODMs and contract manufacturers increasingly demand higher levels of integration,” said David J. Aldrich, Skyworks’ president and chief executive officer. “Meanwhile, we strengthened our balance sheet during this period of temporary market softness with the recent addition of a $50 million credit facility from Wachovia Bank. This instrument provides for a low cost of capital without dilution to our shareholders as we prepare for a stronger second half of the year and beyond.”

Product Highlights

Front-End Modules

o	Captured a significant GSM/GPRS RF front-end module design win at a tier-one handset OEM with production volumes to commence later this year

o	Introduced the world's smallest GSM/GPRS PA module with integrated power control

RF Subsystems

o	Increased direct conversion transceiver units by more than 20 percent sequentially

o	Unveiled a complete EDGE RF subsystem

Cellular Systems

o	Delivered record cellular system chipset volumes

o	Secured initial design wins for next generation GSM/GPRS system solution incorporating the baseband processor, mixed-signal device, RF subsystem and software protocol stack

Cellular Infrastructure and Wireless Data

o	Appointed Gregory Waters, previously of Agere and Texas Instruments, as vice president of newly formed Cellular Infrastructure and Wireless Data business unit

o	Launched the industry’s first fully integrated 802.11 b/g wireless LAN front-end module integrating power amplifier, switch and filter functions

Fourth Quarter Fiscal 2003 Outlook

        “We believe we’ve reached the turning point within wireless end markets, particularly as the uncertainty relating to SARS wanes and as our customers deplete their handset inventories. Recognizing that the inventory correction in Asia will continue throughout much of this quarter, however, we are forecasting wireless revenues for our fourth fiscal quarter to be up slightly on a sequential basis,” said Paul E. Vincent, Skyworks’ chief financial officer. “Per our Mexicali supply agreement, assembly and test services will be down from $13 million last quarter to approximately $9 million in the September quarter based on our customer’s outsourcing needs. Therefore, we expect aggregate revenues to remain relatively flat sequentially.

        “From a cost standpoint, our expenses will be higher than normal as this is a 14-week quarterly period versus the normal 13-week timeframe – a schedule that occurs every seven years as our fourth fiscal quarter began June 28 and ends October 3. This anomaly represents $6 million in additional costs within the current quarter. Given this temporary cost occurrence, we expect gross margin to be 35 percent with operating expenses of roughly $59 million. At the same time, with lower anticipated working capital needs this quarter, we intend to generate positive cash flow from operations,” Vincent concluded.

Skyworks’ Third Quarter Conference Call

        Skyworks will host a conference call at 5:00 p.m. Eastern Time today to discuss third quarter fiscal year 2003 financial results. To listen to the call, please visit the “Investor Relations” section of Skyworks’ Web site at www.skyworksinc.com or www.companyboardroom.com. The webcast will be recorded and available for replay on Skyworks’ Web site until 9:00 p.m. Eastern Time, July 30, 2003.

About Skyworks

        Skyworks Solutions, Inc. is the industry’s leading wireless semiconductor company focused on RF and complete cellular system solutions for mobile communications applications. The company is focused on providing front-end modules, RF subsystems and cellular systems to handset, WLAN and infrastructure customers.

        Skyworks is headquartered in Woburn, Mass., with executive offices in Irvine, Calif. The company has design, engineering, manufacturing, marketing, sales and service facilities throughout North America, Europe, Japan and Asia Pacific. For more information please visit www.skyworksinc.com.

Safe Harbor Statement

        This news release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information relating to future results of Skyworks (including certain projections and business trends). Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “believes,” “plans,” “may,” “will,” “continue,” similar expressions, and variations or negatives of these words. All such statements are subject to certain risks and uncertainties that could cause actual results to differ materially and adversely from those projected, and may affect our future operating results, financial position and cash flows.

        These risks and uncertainties include, but are not limited to: global economic and market conditions, such as the cyclical nature of the semiconductor industry and the markets addressed by the company’s and its customers’ products; demand for and market acceptance of new and existing products; the ability to develop, manufacture and market innovative products in a rapidly changing technological environment; the ability to compete with products and prices in an intensely competitive industry; product obsolescence; losses or curtailments of purchases from key customers or the timing of customer inventory adjustments; the timing of new product introductions; the availability and extent of utilization of raw materials, critical manufacturing equipment and manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; fluctuations in manufacturing yields; the ability to continue to grow and maintain an intellectual property portfolio and obtain needed licenses from third parties; the ability to attract and retain qualified personnel; labor relations of the company, its customers and suppliers; economic, social and political conditions in the countries in which Skyworks, its customers or its suppliers operate, including security risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company’s Securities and Exchange Commission filings.

        These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

        Note to editors: Skyworks and Skyworks Solutions are trademarks or registered trademarks of Skyworks Solutions, Inc. or its subsidiaries in the U.S. and in other countries. All other brands and names listed are trademarks of their respective companies.

SKYWORKS SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)	Three Months Ended
(in thousands, except per share data)	Pro Forma June 27, 2003	Pro Forma Adjustments	GAAP June 27, 2003	GAAP June 28, 2002
Net sales	$150,199	$--	$150,199	$112,980
Cost of sales	94,121	--	94,121	92,917
Research and development expenses	36,428	--	36,428	31,653
Selling and administrative expenses	19,415	296 [a]	19,711	10,380
Amortization of intangible assets	--	1,075	1,075	3,579
Purchased in-process research and development	--	--	--	65,500
Impairment and restructuring	--	--	--	114,837

Operating income (loss)	235	(1,371)	(1,136)	(205,886)

Interest expense	(5,069)	--	(5,069)	(125)
Other income, net	283	--	283	8

Loss before income taxes	(4,551)	(1,371)	(5,922)	(206,003)
Provision (credit) for income taxes	263	--	263	(24,058)

Net loss	$(4,814)	$(1,371)	$(6,185)	$(181,945)

Net loss per share, basic and diluted	$(0.03)		(0.04)	(1.33)

Weighted average shares, basic and diluted	138,729		138,729	137,368

[a]     Represents certain costs incurred to implement consolidations.

Basis of Presentation — The above operating results for the three months ended June 28, 2002 reflect the application of reverse merger accounting principles under GAAP which provide that the historical results of Conexant Systems, Inc.’s wireless communications business be treated as the historical results of the Company prior to the merger. As the merger closed on June 25, 2002, the operating results for that quarter include three months of Conexant’s wireless business plus three days of Alpha's operations.

The pro forma presentation above and the supplemental information below are not intended to present results of operations in accordance with GAAP. However, the Company believes this information is useful in understanding the results of operations because the Company does not believe the costs in the pro forma adjustments column to be indicative of the Company’s ongoing operations.

Supplemental Information — The following table sets forth revenue and operating results for the nine previous fiscal quarters, excluding amortization of intangible assets, costs to implement consolidations and one-time items, assuming Alpha Industries, Inc. and Conexant Systems, Inc.’s wireless business had been combined for all periods presented. (See attached reconciliation to GAAP):

(unaudited) (in millions)
	Quarter ended	Revenue	Operating income (loss)
	June 2003	$150.2	$0.2
	March 2003	$157.4	$4.0
	December 2002	$160.2	$3.7
	September 2002	$150.7	$0.5
	June 2002	$137.0	$(19.0)
	March 2002	$128.5	$(22.7)
	December 2001	$126.9	$(30.8)
	September 2001	$99.4	$(23.1)
	June 2001	$83.3	$(59.4)

		Nine Months Ended
(unaudited) (in thousands, except per share data)		Pro Forma June 27, 2003	Pro Forma Adjustments		GAAP June 27, 2003	GAAP June 28, 2002
Net sales		$467,757	$--		$467,757	$307,096
Cost of sales		287,845	(4,805	) [a]	283,040	241,646
Research and development expenses		113,838	--		113,838	95,454
Selling and administrative expenses		58,096	5,102	[b]	63,198	32,103
Amortization of intangible assets		--	3,310		3,310	11,802
Purchased in-process research and development		--	--		--	65,500
Impairment and restructuring		--	--		--	114,902

Operating income (loss)		7,978	(3,607)		4,371	(254,311)

Interest expense		(15,850)	--		(15,850)	(125)
Other income, net		1,732	--		1,732	67

Loss before income taxes		(6,140)	(3,607)		(9,747)	(254,369)
Provision (credit) for income taxes		1,602	--		1,602	(19,788)

Net income loss		$(7,742)	$(3,607)		$(11,349)	$(234,581)

Net loss per share, basic and diluted		$(0.06)			$(0.08)	$(1.71)

Weighted average shares, basic and diluted		138,255			138,255
	137,368

[a]     Represents a change in the estimate of certain merger-related reserves.

[b]     Represents certain costs incurred to implement consolidations.

SKYWORKS SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS

(unaudited) (in thousands)	June 27, 2003	Sept 27, 2002
Assets
Current assets:
Cash, cash equivalents and short-term investments	$65,223	$53,358
Accounts receivable, net	135,941	94,425
Inventories	62,549	55,643
Prepaid expenses and other current assets	11,899	23,970
Property, plant and equipment, net	147,866	143,773
Goodwill and intangible assets, net [a]	936,731	940,686
Other assets	50,414	35,057

Total assets	$1,410,623	$1,346,912

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$64	$129
Accounts payable	76,473	45,350
Accrued liabilities and other current liabilities	45,051	102,148
Long-term debt	275,000	180,039
Other long-term liabilities	4,158	4,270
Stockholders' equity	1,009,877	1,014,976

Total liabilities and equity	$1,410,623	$1,346,912

[a]     The Company has adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” As a result of the adoption of SFAS No. 142, the Company is required to evaluate for impairment goodwill and intangible assets that have indefinite lives. Based on an initial evaluation, the Company has determined that its goodwill and intangible assets are impaired and expects to record a significant non-cash charge to earnings in the fourth quarter of fiscal 2003. The amount of this charge has not yet been determined.

SKYWORKS SOLUTIONS, INC.
RECONCILIATION OF SUPPLEMENTAL INFORMATION TO GAAP

(unaudited)
(in millions)

Revenue
Quarter ended	Supplemental information	Less: Alpha (1)	GAAP
June 2003	$150.2	$--	$150.2
March 2003	157.4	--	157.4
December 2002	160.2	--	160.2
September 2002	150.7	--	150.7
June 2002	137.0	24.0	113.0
March 2002	128.5	28.1	100.4
December 2001	126.9	33.1	93.8
September 2001	99.4	33.0	66.4
June 2001	83.3	32.3	51.0

Operating income (loss)
Quarter ended	Supplemental information	Less: Alpha (1)	Adjustments (2)	GAAP
June 2003	$0.2	$--	$(1.3)	$(1.1)
March 2003	4.0	--	(4.9)	(0.9)
December 2002	3.7	--	2.7	6.4
September 2002	0.5	--	2.4	2.9
June 2002	(19.0)	(9.1)	(196.0)	(205.9)
March 2002	(22.7)	(13.7)	(8.6)	(17.6)
December 2001	(30.8)	(6.1)	(6.1)	(30.8)
September 2001	(23.1)	(5.3)	(4.3)	(22.1)
June 2001	(59.4)	(7.7)	(90.4)	(142.1)

(1)	The supplemental information assumes Alpha and Conexant’s wireless business had been combined for all periods presented. The GAAP results reflect the application of reverse merger accounting principles which provide that the historical results of Conexant’s wireless business be treated as the historical results of the combined entity. Therefore, the GAAP results reflect the Conexant wireless business only for all periods through June 25, 2002, the date the merger closed, and combined results for all periods thereafter.

(2)	These amounts consist primarily of costs incurred to implement consolidations, the recording of and changes in estimates of merger-related and restructuring expenses and reserves, purchased in-process research and development, write-downs of goodwill and manufacturing assets, and amortization of intangible assets.